UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 22, 2007

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway

San Rafael, California 94903

(Address of principal executive offices, including zip code)

(415) 507-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

ESPP Amendment.

On March 22, 2007, the Board of Directors (the “Board”) of Autodesk, Inc. (the “Company”) approved an amendment (the “ESPP Amendment”) to the Company’s 1998 Employee Qualified Stock Purchase Plan (the “ESPP”), in response to the Company’s temporary suspension of all contributions to and exercises and purchases under the ESPP while the Company is not current in its reporting obligations under the Securities Exchange Act of 1934. In general, the ESPP Amendment provides that:

•

Each eligible employee shall be automatically enrolled as a participant in the offering period commencing on April 1, 2007, subject to Section 3 of the ESPP (Eligibility), provided that each eligible employee who is enrolled in an offering period that was suspended as of March 31, 2007, shall continue to be enrolled in such offering period subject to Section 10 of the ESPP (Automatic Transfer to Lower Price Offering Period);

•

Employees participating in the exercise period commencing on April 1, 2007 may, to the extent it is administratively feasible and on terms and conditions prescribed by the Company, make a catch-up payment to their accounts under the ESPP for the lost payroll deductions attributable to the period of time, if any, beginning on April 1, 2007, and ending on the date payroll deductions for such exercise period has commenced; and

•

Each eligible employee with subscription agreements in effect as of the date of automatic enrollment will be permitted to increase their payroll deduction rate during the enrollment window for the offering period commencing on April 1, 2007.

The foregoing is qualified in its entirety by reference to the ESPP Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference, and the ESPP, a copy of which is attached as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, filed with the Securities and Exchange Commission on March 31, 2005.

Approval of Executive Incentive Plan Participants, Target Awards and Payout Formulas for Fiscal Year 2008.

On March 22, 2006, the Compensation and Human Resources Committee (the “Committee”) of the Board determined the participants, target awards and payout formulas for fiscal year 2008 under the Company’s Executive Incentive Plan (the “Plan”). The Plan was approved by the stockholders in June 2005 and is intended to permit the payment of bonuses that may qualify as performance-based compensation under Internal Revenue Code Section 162(m).

For fiscal year 2008, the Committee determined that Carl Bass, Ken Bado, Jan Becker, Alfred Castino, Pascal Di Fronzo, Jay Bhatt, Amar Hanspal, Buzz Kross, Marc Petit, Chris Bradshaw, Moonhie Chin, Joe Astroth, and Jeff Kowalski would be participants in the Plan. For each participant, the Committee established a target award equal to a specified percentage, ranging from 16.67% to 100%, of such participant’s base salary. The Committee also determined a payout formula for each participant related to achievement of certain growth in revenues as compared to fiscal 2007 as well as certain non-GAAP operating margin levels.

The actual bonuses payable for fiscal year 2008 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Committee and other factors set forth in the Plan. Accordingly, each participant could receive a bonus ranging from zero percent (for performance falling short of the goals) to 190% (for performance exceeding the goals) of the specified target percentage of such participant’s base salary as described above. The Committee retains discretion to reduce or eliminate (but not increase) the bonus that otherwise would be payable based on actual performance. Moreover, each of the individuals named above must remain an employee for all of fiscal year 2008 in order to be eligible for any bonus.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 22, 2007, the Board amended Sections 2.5 and 3.3 of the Company’s Bylaws to provide (i) for majority voting in director elections except in contested elections and (ii) that stockholder director nominations must include a written statement that the nominee intends to tender his or her irrevocable resignation upon his or her election or re-election, which resignation shall become effective only upon the nominee’s failure to receive the requisite number of votes.

In addition, the Company amended its Corporate Governance Guidelines provide that with respect to director nominations, the Board will only nominate those directors who have submitted their resignations in advance of an election and that such resignation would become effective only upon the failure of such director nominee to receive a majority vote.

The Bylaws are filed as Exhibit 3.1 hereto and are incorporated herein by reference. A revised version of the Company’s Corporate Governance Guidelines is available on the Company’s website at www.autodesk.com under “Investors — Corporate Governance.”

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Bylaws, as amended.

10.1	Text of the amendment to the Company’s 1998 Employee Qualified Stock Purchase Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ PASCAL W. DI FRONZO
Pascal W. Di Fronzo Senior Vice President, General Counsel and Secretary

Date: March 28, 2007

EXHIBIT INDEX

Exhibit No.	Description
3.1	Bylaws, as amended.

10.1	Text of the amendment to the Company’s 1998 Employee Qualified Stock Purchase Plan.